Consent of Independent Registered Public Accounting Firm


We consent to the references to our firm under the caption "Independent Auditors" and "Financial Information" in the Statement of Additional Information and to the use of our report dated January 26, 2004 with respect to the financial statements of IDS Life Insurance Company of New York and to the use of our report dated March 19, 2004 with respect to the financial statements of IDS Life of New York Account 8 included in Post-Effective Amendment No. 8 to the Registration Statement (Form N-6, No. 333-44644) which has been incorporated by reference in this Post-Effective Amendment No. 10 to the Registration Statement (Form N-6, No. 333-44644) for the registration of IDS Life of New York Variable Universal Life IV / IDS Life of New York Variable Universal Life IV - Estate Series offered by IDS Life Insurance Company of New York.


                                                           /s/ Ernst & Young LLP

Minneapolis, Minnesota
November 23, 2004